Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 03/31/2009	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
8560 Upland Drive	100%	28%	12/21/01	$13,169,834	N/A	N/A	N/A
American InterContinental University	83%	28%	9/19/03	$26,977,172	N/A	N/A	N/A
AmeriCredit	SOLD	28%	7/16/01	$12,541,466	4/13/05	$14,444,000	$4,020,236
John Wiley & Sons	SOLD	28%	12/12/02	$17,506,702	4/13/05	$21,530,000	$6,023,298
Siemens – Orlando	100%	47%	10/30/03	$11,725,950	N/A	N/A	N/A
Randstad – Atlanta	SOLD	47%	12/19/03	$6,556,365	4/24/07	$9,250,000	$4,253,500
7500 Setzler Parkway	SOLD	47%	3/26/04	$7,040,475	1/31/07	$8,950,000	$4,126,017
WEIGHTED AVERAGE	93%

*	The Acquisition Price does not include the up-front sales charge.

FUND FEATURES

OFFERING DATES	March 2001 – March 2003
PRICE PER UNIT	$10
STRUCTURE	Cash-Preferred – Cash available for distribution up to 10% Preferred Tax-Preferred – Net loss until capital account reaches zero + No Operating Distributions
STRUCTURE RATIO AT CLOSE OF OFFERING	Cash-Preferred – 80% Tax-Preferred – 20%
AMOUNT RAISED	$37,720,487

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended March 31, 2009. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investors’ realized results at the close of the Fund.

Readers of this fact sheet should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund XIII is in the holding phase of its life cycle. The Fund now owns interests in three properties. Our focus in the near-term is to maintain the high occupancy level of the portfolio and maximize operating performance in each of the assets in order to deliver what we believe will be greater overall performance for our investors.

The first quarter 2009 operating distributions to the Cash-Preferred unit holders were 3.00% (see “Estimated Annualized Yield” table). The General Partners anticipate that operating distributions may remain low or may be reserved in the near-term due to anticipated re-leasing and capital improvements at the properties.

The Cumulative Performance Summary, which provides a high-level overview of the Fund’s overall performance to date, is on the reverse.

Continued on reverse

Property Summary

•	The 8560 Upland Drive building, located in Denver, Colorado, is fully leased until 2011.

•	The American InterContinental University (AIU) building is located in Hoffman Estates, Illinois, a suburb of Chicago. This asset is now 83% leased. This space is being marketed for lease.

•

The AmeriCredit building, located in Jacksonville, Florida, was sold on April 13, 2005, and $4,020,236 in net sale proceeds was allocated to the Fund. The November 2005 distribution included $4,002,754 of these proceeds. The remaining $17,483 was included in the net sale proceeds distribution in August 2007.

•

John Wiley & Sons is located in Indianapolis, Indiana. This asset was sold on April 13, 2005, and $6,023,298 in net sale proceeds was allocated to the Fund. The November 2005 distribution included $5,997,246 of these proceeds. The remaining $26,052 was included in the net sale proceeds distribution in August 2007.

•	The Siemens – Orlando property is 100% leased to three tenants, and the major lease to Siemens extends through September 2009.

•

The Randstad – Atlanta building was sold on April 24, 2007. Net sale proceeds of $4,253,500 were allocated to the Fund. Almost all of these proceeds were included in the net sale proceeds distribution in November 2007. The remaining proceeds are being reserved at this time.

•

7500 Setzler Parkway is located in Brooklyn Park, Minnesota. This asset was sold on January 31, 2007, and net sale proceeds of approximately $4,126,017 were allocated to the Fund. Net sale proceeds of approximately $4,106,465 were distributed to the limited partners in August 2007. The remaining proceeds were included in the net sale proceeds distribution in November 2007.

For a more detailed annual financial report, please refer to Fund XIII’s most recent 10-K filing, which can be found on the Wells Web site at www.wellsref.com.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/08(3)
PER “CASH-PREFERRED” UNIT	$10	$3.91	N/A	$4.36	$4.45
PER “TAX-PREFERRED” UNIT	$10	$0.00	$0.05	$7.89	$4.45

(1)

These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Cash-Preferred units to Tax-Preferred units, or vice versa, under the Partnership agreement.

(2)

This per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Tax-Preferred Unit, reduced for Gain on Sale per unit allocated to a Pure Tax-Preferred Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 1/30/2009 Form 8-K for this partnership.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2009	3.00%
2008	6.00%	3.00%	Reserved	Reserved	2.25%
2007	8.00%	6.50%	6.00%	6.00%	6.63%
2006	7.50%	7.50%	6.50%	7.50%	7.25%
2005	8.00%	5.00%	6.50%	7.00%	6.63%
2004	8.00%	8.00%	8.00%	8.50%	8.13%
2003	5.00%	4.50%	5.25%	6.50%	5.31%

TAX PASSIVE LOSSES—“TAX-PREFERRED” PARTNERS

2008	2007		2006	2005		2004	2003
7.72%	-18.61	%**	10.11%	-24.61	%**	10.80%	6.47%

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to “Cash-Preferred” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPMPFSP0904-0328-13	© 2009 Wells Real Estate Funds